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                                                           OMB APPROVAL
FORM 3                                                  OMB Number..3235-0104
                                                      Expires:December 31, 2001
                                                      Estimated average burden
                                                      hours per response 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   West Putnam Housing Investors LLC
   599 West Putnam Avenue
   Greenwich Connecticut 06830

2. Date of Event Requiring Statement (Month/Day/Year)

   08/21/00

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   Secured Income L.P.

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Units of limited partnership interest      |       227,178        |   D,I          | (1)                                           |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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*If form is filed by more than one reporting  person,  see Instruction  5(b)(v).                                              (over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.         SEC 1473 (7-96)


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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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                        |         |         |                       |         |          |             |                           |
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

Explanation of Responses:

Explanation of Responses: (1) West Putnam Housing Investors LLC ("West Putnam") and Richard P. Richman may be deemed to beneficially own an aggregate of 227,178 Units. West Putnam directly holds 40,961 of such Units, and West Putnam Housing Investors II LLC ("West Putnam II") directly holds 186,217 Units which it accepted for purchase on August 21, 2000 from a tender offer which expired on August 18, 2000. West Putnam is the sole managing member of West Putnam II and may therefore be deemed to be a beneficial owner of all Units that West Putnam II holds directly. Mr. Richman is the sole managing member of West Putnam and may therefore be deemed to be a beneficial owner of all Units that West Putnam and West Putnam II hold directly. West Putnam and Mr. Richman disclaim beneficial ownership of the Units that they may be deemed to own beneficially by reason of these relationships, except to the extent of their direct economic interests.


** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                         West Putnam Housing Investors LLC, its managing member
                           By:  Richard P. Richman, its managing member


                          /s/ Richard P. Richman              08/31/00
                          -------------------------------     -------------
                          **Signature of Reporting Person     Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Joint Filer Information
-----------------------

Name:  West Putnam Housing Investors II LLC

Address:  599 West Putnam Avenue, Greenwich, CT  06830

Designated Filer:  West Putnam Housing Investors II LLC

Statement for Month/Year:  8/00

Issuer and Ticker Symbol:  Secured Income L.P.


Signature:

West Putnam Housing Investors II LLC

By:  West Putnam Housing Investors LLC, its Managing Member

By:  /s/ Richard P. Richman                    08/31/00
     --------------------------                --------
       Richard P. Richman                      Date
       Managing Member


Name:  Richard P. Richman

Address:  599 West Putnam Avenue, Greenwich, CT  06830

Designated Filer:  West Putnam Housing Investors II LLC

Statement for Month/Year:  8/00

Issuer and Ticker Symbol:  Secured Income L.P.

Signature:

/s/ Richard P. Richman                    08/31/00
--------------------------                --------
Richard P. Richman                        Date